EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2024 FOURTH QUARTER FINANCIAL RESULTS
RICHMOND, INDIANA (January 23, 2025) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $2.5 million, or $0.24 diluted earnings per share, for the fourth quarter of 2024, compared to net income of $2.5 million, or $0.24 diluted earnings per share, for the third quarter of 2024, and net income of $1.9 million, or $0.19 diluted earnings per share, for the fourth quarter of 2023.
President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer, commented, “Our earnings for the fourth quarter of 2024 benefited from our year-over-year loan growth as well as margin expansion during the fourth quarter, driven by lower funding costs. Additionally, the performance of our loan and lease portfolio continues to improve, as nonperforming assets declined during the quarter. We anticipate further improvements in credit quality if market interest rates continue to decrease.”

Fourth Quarter Performance Highlights:
•Assets totaled $1.5 billion at December 31, 2024, September 30, 2024, and December 31, 2023.
•Loans and leases, net of allowance for credit losses, totaled $1.2 billion at December 31, 2024, compared to $1.1 billion at both September 30, 2024 and December 31, 2023.
•Nonperforming loans and leases totaled $6.8 million, or 0.58% of total loans and leases, at December 31, 2024, compared to $6.7 million, or 0.58% of total loans and leases, at September 30, 2024, and $8.0 million, or 0.72% of total loans and leases, at December 31, 2023.
•The allowance for credit losses totaled $15.8 million, or 1.34% of total loans and leases outstanding, at December 31, 2024, compared to $15.8 million, or 1.36% of total loans and leases outstanding, at September 30, 2024, and $15.7 million, or 1.42% of total loans and leases outstanding, at December 31, 2023.
•A provision for credit losses of $196,000 was recognized in the quarter ended December 31, 2024, compared to a reversal of $99,000 in the quarter ended September 30, 2024, and a provision of $304,000 in the fourth quarter of 2023.
•Deposits totaled $1.1 billion at December 31, 2024 and September 30, 2024, compared to $1.0 billion at December 31, 2023. At December 31, 2024, noninterest-bearing deposits totaled $110.1 million or 10.1% of total deposits, compared to $98.5 million or 9.0% of total deposits at September 30, 2024, and $114.4 million or 11.0% of total deposits at December 31, 2023. At December 31, 2024, approximately $248.1 million, or 22.7%, of our deposit portfolio, excluding collateralized public deposits, was uninsured.
•Stockholders’ equity totaled $132.9 million at December 31, 2024, compared to $140.0 million at September 30, 2024 and $134.9 million at December 31, 2023. The Company’s equity to assets ratio was 8.83% at December 31, 2024.
•Book value per share and tangible book value per share were $12.29 at December 31, 2024, compared to $12.79 per share at September 30, 2024 and $12.03 per share at December 31, 2023.
•Net interest income increased $433,000, or 4.6%, to $9.9 million for the three months ended December 31, 2024, compared to $9.4 million for the prior quarter, and increased $535,000, or 5.7%, from $9.3 million for the comparable quarter in 2023.
•Annualized net interest margin was 2.70% for the current quarter, compared to 2.60% in the preceding quarter and 2.67% for the comparable quarter in 2023.
•The Company repurchased 133,858 shares of common stock at an average price of $13.95 per share during the quarter ended December 31, 2024.
•The Bank’s Tier 1 capital to total assets was 10.75%, well in excess of all regulatory requirements at December 31, 2024.

Income Statement Summary
Net interest income before the provision for/(recovery of) credit losses increased $433,000, or 4.6%, to $9.9 million in the fourth quarter of 2024, compared to $9.4 million in the third quarter of 2024, and increased $535,000, or 5.7%, from $9.3 million in the fourth quarter of 2023. The increase from the third quarter of 2024 was due to a 10 basis point increase in the average interest rate spread and a $6.9 million increase in average net earning assets. The increase from the comparable quarter in 2023 was due to a $12.2 million increase in average net earning assets, partially offset by a three basis point decrease in the average interest rate spread. From September 18, 2024 through the end of the year, the Federal Open Market Committee of the Federal Reserve System reduced the target range for the federal funds rate by a total of 100 basis points to a range of 4.25% to 4.50%. This series of decreases contributed to a slightly lower cost of interest-bearing deposits and borrowings, which typically have shorter durations and re-price or reset faster than assets.
Interest income increased $409,000, or 2.0%, to $20.7 million during the quarter ended December 31, 2024, compared to the quarter ended September 30, 2024, and increased $2.1 million, or 11.2%, compared to the quarter ended December 31, 2023.

Interest income on loans and leases increased $393,000, or 2.2%, to $18.5 million for the quarter ended December 31, 2024, compared to $18.1 million in the third quarter of 2024, due to a $2.0 million increase in the average balance of loans and leases, and an increase of 12 basis points to 6.39% in the average yield earned on loans and leases. Interest income on loans and leases increased $2.2 million, or 13.8%, in the fourth quarter of 2024 compared to the fourth quarter of 2023, due to an increase in the average balance of loans and leases of $61.3 million and an increase of 46 basis points in the average yield earned on loans and leases.

Interest income on investment securities, excluding FHLB stock, decreased $59,000, or 3.5%, to $1.6 million during the quarter ended December 31, 2024, compared to the quarter ended September 30, 2024, and decreased $153,000, or 8.5%, from the comparable quarter in 2023. The decrease compared to the third quarter of 2024 was due to a $3.7 million decrease in the average balance and a five basis point decrease in the average yield earned on investment securities. The decrease compared to the fourth quarter of 2023 was due to a $2.9 million decrease in the average balance and a 20 basis point decrease in the average yield earned on investment securities. Dividends on FHLB stock decreased $18,000, or 6.0%, to $284,000 during the quarter ended December 31, 2024 compared to the quarter ended September 30, 2024, due to a 52 basis point decrease in average yield on FHLB stock, and decreased $11,000, or 3.7%, compared to the quarter ended December 31, 2023, due to a 176 basis point decrease in the average yield on FHLB stock, partially offset by a $2.0 million increase in the average balance. Interest income on cash and cash equivalents increased $93,000, or 49.6%, during the quarter ended December 31, 2024, compared to the quarter ended September 30, 2024, and increased $21,000, or 8.0%, compared to the quarter ended December 31, 2023. The increase in interest income on cash and cash equivalents in the fourth quarter of 2024 from the third quarter of 2024 was due to a 32 basis point decrease in the average yield, partially offset by a $9.6 million increase in the average balance. The increase in interest income on cash and cash equivalents in the fourth quarter of 2024 from the fourth quarter of 2023 was due to a $3.3 million increase in the average balance, partially offset by a 29 basis point decrease in the average yield.

Interest expense decreased $24,000, or 0.2%, to $10.8 million for the quarter ended December 31, 2024 compared to the quarter ended September 30, 2024, and increased $1.6 million, or 16.8%, compared to the quarter ended December 31, 2023. Interest expense on deposits increased $21,000, or 0.3%, to $8.4 million for the quarter ended December 31, 2024, compared to the previous quarter and increased $1.4 million, or 20.7%, from the comparable quarter in 2023. The increase from the previous quarter was primarily due to a $1.6 million increase in the average balance of interest-bearing deposits. The increase from the comparable quarter in 2023 was due to an increase of $58.3 million in average balance of, and a 40 basis point increase in the average rate paid on, interest-bearing deposits. The average rate paid on interest-bearing deposits was 3.33% for the quarter ended December 31, 2024, compared to 3.33% and 2.93% for the quarters ended September 30, 2024 and December 31, 2023, respectively.

Interest expense on FHLB borrowings decreased $45,000, or 1.8%, to $2.5 million for the fourth quarter of 2024 compared to the previous quarter and increased $123,000, or 5.3%, from the comparable quarter in 2023. The decrease from the previous quarter was primarily due to a $565,000 decrease in the average balance of FHLB borrowings, and a seven basis point decrease in the average rate paid. The increase from the comparable quarter in 2023 was primarily due to an increase of 30 basis points in the average rate paid on FHLB borrowings, partially offset by a decrease in the average balance of FHLB borrowings of $6.8 million. The average balance of FHLB borrowings totaled $244.2 million during the quarter ended December 31, 2024, compared to $244.8 million and $251.0 million for the quarters ended September 30, 2024 and December 31, 2023, respectively. The average rate paid on FHLB borrowings was 4.01% for the quarter ended December 31, 2024, 4.08% for the quarter ended September 30, 2024, and 3.71% for the fourth quarter of 2023.

Annualized net interest margin increased to 2.70% for the fourth quarter of 2024, compared to 2.60% for the third quarter of 2024, and 2.67% for the fourth quarter of 2023. The increase in the net interest margin was primarily due to greater increases in the average balances of our interest-earning assets as compared to our interest-bearing liabilities.

A provision for credit losses of $196,000 was recognized in the fourth quarter of 2024, compared to a reversal of the provision for credit losses of $99,000 for the quarter ended September 30, 2024, and a provision for credit losses of $304,000 for the quarter ended December 31, 2023. Net charge-offs during the fourth quarter of 2024 were $286,000, compared to $464,000 during the third quarter of 2024 and $241,000 during the fourth quarter of 2023. The reversal of provision for credit losses during the previous quarter was due to the availability of increased details within certain loan categories, which allowed for more precise risk profiling. Additionally, macroeconomic inputs, credit metrics, and refreshed loss driver data were updated to further refine our allowance calculation.

Noninterest income decreased $133,000, or 10.1%, to $1.2 million for the quarter ended December 31, 2024 compared to the quarter ended September 30, 2024, and increased $13,000, or 1.1%, from the comparable quarter in 2023. The decrease in noninterest income from the third quarter of 2024 primarily resulted from a decrease in net gains on loan and lease sales, which decreased $77,000, or 36.6%, to $134,000 in the fourth quarter of 2024 compared to the prior quarter. Other income decreased $52,000, or 14.7%, to $302,000 in the fourth quarter of 2024 compared to $354,000 in the previous quarter due to expenses associated with our captive insurance company. Loan and lease servicing fees decreased $40,000, or 32.6%, to $82,000 in the fourth quarter of 2024 compared to the prior quarter due to a decrease in loan participation income. These decreases were partially offset by an increase in card fee income of $42,000, or 14.0%, to $344,000 for the quarter ended December 31, 2024, as compared to the prior quarter, due to contract income from our credit card provider, and increased account activity during the holiday season. The increase in noninterest income from the comparable quarter in 2023 was primarily due to an increase in net gains on loan and lease sales and service charges on deposit accounts, partially offset by a decrease in loan and lease servicing fees and other income. Net gains on loan and lease sales increased $15,000, or 12.7%, compared to the same quarter in 2023, due to increased mortgage banking activity. Service fees on deposit accounts increased $47,000, or 16.5%, in the fourth quarter of 2024 from the comparable quarter in 2023, due to higher transaction activity and early withdraw fees, coupled with year-over-year deposit growth. Loan and lease servicing fees decreased $25,000, or 23.0%, compared to the same quarter in 2023. Other income decreased $14,000, or 4.4%, for the quarter ended December 31, 2024, compared to the comparable quarter in 2023.

Total noninterest expense decreased $89,000, or 1.1%, to $7.9 million for the three months ended December 31, 2024, compared to the third quarter of 2024, and decreased $102,000 compared to the same period in 2023. Salaries and employee benefits decreased $60,000, or 1.3%, to $4.5 million for the quarter ended December 31, 2024, compared to the third quarter of 2024, and decreased $26,000 compared to the quarter ended December 31, 2023. The decrease in salaries and benefits from the third quarter of 2024 was primarily a result of employee retirements in the third and fourth quarters of 2024. Deposit insurance expense decreased $12,500, or 3.3% for the quarter ended December 31, 2024, compared to the third quarter of 2024, and decreased $156,000, or 29.7%, from the comparable quarter in 2023 primarily due to changes in the asset and deposit mix. Legal and professional fees decreased $18,000, or 3.8%, to $446,000 for the quarter ended December 31, 2024, compared to the third quarter of 2024 and increased $43,000, or 10.6%, from the comparable quarter in 2023 primarily due to increased professional services expense related to support agreements and product enhancements with our core provider. Other expenses decreased $33,000, or 3.6%, in the fourth quarter of 2024 compared to the prior quarter, and decreased $12,000, or 1.4%, compared to the same quarter of 2023. The decrease in other expenses from the prior quarter primarily was due to a reduction in losses due to fraud, and decreases in franchise tax expense as a result of adjustments made with end-of-year tax filings.

Income tax expense increased $90,000 during the three months ended December 31, 2024 compared to the quarter ended September 30, 2024, and increased $225,000 compared to the quarter ended December 31, 2023, due to an increased effective tax rate. The effective tax rate for the fourth quarter of 2024 was 15.7%, compared to 13.0% and 10.8% in the third quarter of 2024 and the fourth quarter a year ago, respectively. The increase in effective tax rate in the fourth quarter of 2024 compared to the same period in 2023 was primarily due to the expiration and write-off of certain charitable contribution carryforwards.
Balance Sheet Summary

Total assets increased $44.3 million, or 3.0%, to $1.5 billion at December 31, 2024 as compared to December 31, 2023. The increase was primarily the result of a $68.8 million, or 6.3%, increase in loans and leases, net of allowance for credit losses, to $1.2 billion, partially offset by a $25.9 million, or 9.0%, decrease in investment securities to $261.7 million at December 31, 2024.

The increase in loans and leases was attributable to an increase in multi-family loans, commercial real estate loans, commercial and industrial loans, and residential mortgage loans of $47.1 million, $30.1 million, $10.9 million and $10.5 million, respectively.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $6.8 million, or 0.58% of total loans and leases, at December 31, 2024, compared to $8.0 million, or 0.72%, at December 31, 2023. Accruing loans past due more than 90 days totaled $1.7 million at December 31, 2024 and December 31, 2023.
The allowance for credit losses on loans and leases increased $128,000, or 0.8%, to $15.8 million at December 31, 2024 from $15.7 million at December 31, 2023. At December 31, 2024 the allowance for credit losses on loans and leases totaled 1.34% of total loans and leases outstanding, compared to 1.42% at December 31, 2023. Net charge-offs during 2024 were $1.5 million, compared to net charge-offs of $678,000 during 2023.
Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential credit losses as of December 31, 2024, which included consideration of a potential recession due to inflation, stock market volatility, and overall geopolitical tensions. Credit metrics are being reviewed and stress testing is being performed on the loan portfolio on an ongoing basis.

Investment securities decreased $25.9 million, or 9.0%, to $261.7 million at December 31, 2024 compared to $287.6 million at December 31, 2023. Investment securities decreased primarily due to $22.1 million in maturities and principal repayments and the sale of $6.9 million of available-for-sale securities. The proceeds received from maturities, repayments, and sales of securities were used to fund loan growth.
Total deposits increased $52.8 million, or 5.1%, to $1.1 billion at December 31, 2024, compared to December 31, 2023. The increase in deposits from December 31, 2023 primarily was due to an increase in savings and money-market accounts of $44.5 million, and non-brokered time deposits of $40.3 million, which were used primarily to fund loan demand, partially offset by a decrease in demand deposit accounts of $20.8 million and brokered time deposits of $11.3 million. Brokered time deposits totaled $257.6 million, or 23.5% of total deposits, at December 31, 2024, compared to $268.8 million, or 25.8% of total deposits at December 31, 2023. Noninterest-bearing demand deposits decreased $4.3 million to $110.1 million at December 31, 2024 compared to $114.4 million at December 31, 2023, and totaled 10.1% of total deposits at December 31, 2024. Management attributes the shift in funds from transaction accounts to retail certificates of deposit, which primarily occurred during the first nine months of 2024, to customers taking advantage of higher rates being paid on time deposits as a result of interest rate hikes enacted by the Federal Reserve.

As of December 31, 2024, approximately $248.1 million of our deposit portfolio, or 22.7% of total deposits, excluding collateralized public deposits, was uninsured. The uninsured amounts are estimated based on the methodologies and assumptions used for First Bank Richmond’s regulatory reporting requirements.

Stockholders’ equity totaled $132.9 million at December 31, 2024, a decrease of $2.0 million, or 1.5%, from December 31, 2023. The decrease in stockholders’ equity primarily was the result of the payment of $5.7 million in dividends to Company stockholders and the repurchase of $5.0 million of Company common stock, partially offset by net income of $9.4 million.

During the quarter ended December 31, 2024, the Company repurchased a total of 133,858 shares of Company common stock at an average price of $13.95 per share. As of December 31, 2024, the Company had approximately 472,944 shares available for repurchase under its existing stock repurchase program. Subsequent to quarter end, the Company repurchased an additional 30,601 shares.
About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio, and its loan production office in Columbus, Ohio.

FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: adverse economic conditions in our local market areas or other markets where we have lending relationships; employment levels, labor shortages and the effects of inflation, a recession or slowed economic growth; changes in the interest rate environment, including the increases and decrease in the Federal Reserve benchmark rate and duration at which such interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative changes; changes in policies by regulatory agencies; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding, including maintaining the confidence of depositors; fluctuations in real estate values and both residential and commercial real estate market conditions; competitive pressures among depository institutions, including repricing and competitors’ pricing initiatives, and their impact on our market position, loan, and deposit products; changes in management's business strategies, including expectations regarding key growth initiatives and strategic priorities; changes in the regulatory and tax environments in which the Company operates; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; the potential imposition of new tariffs or changes to existing trade policies that could affect economic activity or specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission - that are available on our website at www.firstbankrichmond.com and on the SEC’s website at www.sec.gov.
The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financial Highlights (unaudited)

	Three Months Ended			Year Ended
SELECTED OPERATIONS DATA:	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
(In thousands, except for per share amounts)

Interest income	$20,670	$20,261	$18,581	$80,526	$67,410
Interest expense	10,804	10,828	9,250	41,819	29,748
Net interest income	9,866	9,433	9,331	38,707	37,662

Provision for (recovery of) credit losses	196	(99)	304	550	532
Net interest income after provision for (recovery of) credit losses	9,670	9,532	9,027	38,157	37,130
Noninterest income	1,192	1,325	1,179	4,758	4,611
Noninterest expense	7,926	8,016	8,029	32,052	30,738
Income before income tax expense	2,936	2,841	2,177	10,863	11,003
Income tax provision	460	369	235	1,486	1,516

Net income	$2,476	$2,472	$1,942	$9,377	$9,487

Shares outstanding	10,815	10,949	11,209	10,815	11,209
Average shares outstanding:
Basic	10,009	10,087	10,225	10,081	10,396
Diluted	10,255	10,216	10,260	10,229	10,451
Earnings per share:
Basic	$0.25	$0.25	$0.19	$0.93	$0.91
Diluted	$0.24	$0.24	$0.19	$0.92	$0.91

SELECTED FINANCIAL CONDITION DATA:	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
(In thousands, except for per share amounts)

Total assets	$1,505,309	$1,492,550	$1,495,141	$1,487,671	$1,461,024
Cash and cash equivalents	21,757	19,570	19,019	20,290	20,240
Interest-bearing time deposits	300	300	—	—	—
Investment securities	261,690	271,304	271,997	281,006	287,638
Loans and leases, net of allowance for credit losses	1,158,879	1,140,969	1,140,579	1,123,194	1,090,073
Loans held for sale	1,093	220	370	85	794
Premises and equipment, net	12,922	13,018	13,115	13,212	13,312
Federal Home Loan Bank stock	13,907	13,907	13,907	13,907	12,647
Other assets	34,761	33,262	36,154	35,977	36,320
Deposits	1,093,940	1,089,094	1,100,085	1,069,642	1,041,140
Borrowings	265,000	252,000	252,000	273,000	271,000
Total stockholder’s equity	132,872	140,027	131,110	132,391	134,860

Book value (GAAP)	$132,872	$140,027	$131,110	$132,391	$134,860
Tangible book value (non-GAAP)	132,872	140,027	131,110	132,391	134,860
Book value per share (GAAP)	12.29	12.79	11.90	11.91	12.03
Tangible book value per share (non-GAAP)	12.29	12.79	11.90	11.91	12.03

The following table summarizes information relating to our loan and lease portfolio at the dates indicated:

(In thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

Commercial mortgage	$371,705	$348,473	$356,250	$338,434	$341,633
Commercial and industrial	126,367	126,591	127,160	123,661	115,428
Construction and development	132,570	140,761	139,588	165,063	157,805
Multi-family	185,864	183,778	174,251	153,719	138,757
Residential mortgage	172,644	172,873	175,059	171,050	162,123
Home equity	16,826	15,236	13,781	12,146	10,904
Direct financing leases	148,102	147,057	148,173	152,468	156,598
Consumer	21,218	22,608	22,782	23,004	23,264

Total loans and leases	$1,175,296	$1,157,377	$1,157,044	$1,139,545	$1,106,512

The following table summarizes information relating to our deposits at the dates indicated:

(In thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

Noninterest-bearing demand	$110,106	$98,522	$102,796	$108,805	$114,377
Interest-bearing demand	135,310	136,263	144,769	153,460	151,809
Savings and money market	301,311	283,848	283,538	255,634	256,811
Non-brokered time deposits	289,626	290,874	281,505	260,451	249,305
Brokered time deposits	257,587	279,587	287,477	291,292	268,838

Total deposits	$1,093,940	$1,089,094	$1,100,085	$1,069,642	$1,041,140

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended December 31,
	2024			2023
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,155,340	$18,464	6.39%	$1,093,993	$16,231	5.93%
Securities	267,191	1,641	2.46%	270,093	1,794	2.66%
FHLB stock	13,907	284	8.17%	11,882	295	9.93%
Cash and cash equivalents and other	25,438	281	4.42%	22,166	261	4.71%
Total interest-earning assets	1,461,876	20,670	5.66%	1,398,134	18,581	5.32%
Non-earning assets	40,268			47,818
Total assets	1,502,144			1,445,952

Interest-bearing liabilities:
Savings and money market accounts	303,985	1,873	2.46%	270,226	1,452	2.15%
Interest-bearing checking accounts	135,186	359	1.06%	146,259	346	0.95%
Certificate accounts	563,411	6,121	4.35%	527,781	5,123	3.88%
Borrowings	244,228	2,451	4.01%	251,043	2,329	3.71%
Total interest-bearing liabilities	1,246,810	10,804	3.47%	1,195,309	9,250	3.10%
Noninterest-bearing demand deposits	104,738			115,890
Other liabilities	13,595			14,392
Stockholders’ equity	137,001			120,361
Total liabilities and stockholders’ equity	1,502,144			1,445,952

Net interest income		$9,866			$9,331
Net earning assets	$215,066			$202,825

Net interest rate spread(1)			2.19%			2.22%
Net interest margin(2)			2.70%			2.67%
Average interest-earning assets to average interest-bearing liabilities	117.25%			116.97%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	Year Ended December 31,
	2024			2023
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,145,973	$71,596	6.25%	$1,044,471	$58,794	5.63%
Securities	273,706	6,871	2.51%	285,600	7,203	2.52%
FHLB stock	13,863	1,232	8.89%	10,750	851	7.92%
Cash and cash equivalents and other	18,002	827	4.59%	13,728	562	4.09%
Total interest-earning assets	1,451,544	80,526	5.55%	1,354,549	67,410	4.98%
Non-earning assets	41,860			45,212
Total assets	1,493,404			1,399,761

Interest-bearing liabilities:
Savings and money market accounts	285,946	6,833	2.39%	274,497	4,989	1.82%
Interest-bearing checking accounts	141,902	1,609	1.13%	147,964	1,054	0.71%
Certificate accounts	557,216	23,309	4.18%	509,316	16,767	3.29%
Borrowings	255,969	10,068	3.93%	218,025	6,938	3.18%
Total interest-bearing liabilities	1,241,033	41,819	3.37%	1,149,802	29,748	2.59%
Noninterest-bearing demand deposits	105,356			107,192
Other liabilities	13,696			13,924
Stockholders’ equity	133,319			128,843
Total liabilities and stockholders’ equity	1,493,404			1,399,761

Net interest income		$38,707			$37,662
Net earning assets	$210,511			$204,747

Net interest rate spread(1)			2.18%			2.39%
Net interest margin(2)			2.67%			2.78%
Average interest-earning assets to average interest-bearing liabilities	116.96%			117.81%
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(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Performance ratios:
Return on average assets(1)	0.66%	0.66%	0.55%	0.64%	0.54%
Return on average equity(1)	7.23%	7.36%	6.42%	7.10%	6.45%
Yield on interest-earning assets	5.66%	5.57%	5.53%	5.43%	5.32%
Rate paid on interest-bearing liabilities	3.47%	3.48%	3.37%	3.17%	3.10%
Average interest rate spread	2.19%	2.09%	2.16%	2.26%	2.22%
Net interest margin(1)(2)	2.70%	2.60%	2.64%	2.74%	2.67%
Operating expense to average total assets(1)	2.11%	2.15%	2.17%	2.18%	2.22%
Efficiency ratio(3)	71.68%	74.51%	75.48%	73.51%	76.39%
Average interest-earning assets to average interest-bearing liabilities	117.25%	116.71%	116.33%	117.57%	116.97%
Asset quality ratios:
Non-performing assets to total assets(4)	0.45%	0.45%	0.52%	0.47%	0.56%
Non-performing loans and leases to total gross loans and leases(5)	0.58%	0.58%	0.67%	0.61%	0.72%
Allowance for credit losses to non-performing loans and leases(5)	232.99%	235.89%	206.30%	228.36%	195.80%
Allowance for credit losses to total loans and leases	1.34%	1.36%	1.37%	1.39%	1.42%
Net charge-offs to average outstanding loans and leases during the period(1)	0.10%	0.15%	0.16%	0.12%	0.09%
Capital ratios:
Equity to total assets at end of period	8.83%	9.38%	8.77%	8.90%	9.22%
Average equity to average assets	9.12%	8.98%	8.58%	9.03%	8.32%
Common equity tier 1 capital (to risk weighted assets)(6)	12.98%	13.10%	12.96%	12.89%	12.85%
Tier 1 leverage (core) capital (to adjusted tangible assets)(6)	10.75%	10.73%	10.65%	10.67%	10.64%
Tier 1 risk-based capital (to risk weighted assets)(6)	12.98%	13.10%	12.96%	12.89%	12.85%
Total risk-based capital (to risk weighted assets)(6)	14.23%	14.35%	14.21%	14.14%	14.10%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	173	171	182	178	176
(1)Annualized
(2)Net interest income divided by average interest-earning assets.
(3)Total noninterest expenses as a percentage of net interest income and total noninterest income.
(4)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(5)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(6)Capital ratios are for First Bank Richmond.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Bradley M. Glover, SVP/Chief Financial Officer
(765) 962-2581